This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each member of the group identified in Item 8.

Date: February 17, 2015

ClearBridge Investments, LLC

By	/s/ Barbara Brooke Manning

/s/ Barbara Brooke Manning, General Counsel & Chief Compliance Officer

Date: February 17, 2015

ClearBridge, LLC

By	/s/ Barbara Brooke Manning

/s/ Barbara Brooke Manning, General Counsel & Chief Compliance Officer